Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Lantern Pharma Inc. on Form S-1 (No. XXX-XXXXXX) to be filed on or about June 11, 2020 of our report dated April 16, 2020, except for Note 11, which is May 11, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 11, 2020